Infinium Labs
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), effective as of _September 17, 2004, by and between Infinium Labs, Inc, a Delaware corporation ("IFLB"), and Tim Roberts (the "Executive").

WHEREAS, the Executive has served IFLB, has been instrumental to the success of IFLB to date, and has earned the respect of IFLB's Board of Directors and IFLB wishes to continue to employ Executive in the capacity of Chief Executive Officer; and

WHEREAS, the Executive wishes to continue as an employee of IFLB as its Chief Executive Officer; and

WHEREAS, the parties believe it to be in their mutual interest to set forth in writing the terms and conditions of Executive's employment by IFLB; and

WHEREAS, the Agreement shall govern the employment relationship between the parties from and after the effective date hereof and it supersedes all previous employment agreements between them, except as defined below, either written or oral, heretofore made.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. **Recitals**. The above recitals are true and correct and fully incorporated herein and form an integral part of this Agreement.

2. **Intent and Scope of Agreement**. Executive shall be an important member of IFLB's management team and is essential to its continued success and growth. During the Executive's service to IFLB, its business has significantly improved. IFLB understands that Executive has foregone, and is likely to be presented with, more lucrative business and employment opportunities and wishes to retain the services of Executive pursuant to a written employment agreement.

3. **Employment**. IFLB hereby employs the Executive to serve as its Chief Executive Officer, and the Executive hereby accepts such employment with IFLB upon the terms and conditions hereinafter set forth. The duties, responsibilities and requisites of Executive shall remain commensurate with such title and shall not diminish in quality from that currently experienced by Executive.

4. **Term**. The term (which, for purposes of the Agreement, shall include any extensions) of the Agreement shall commence as of the date of the signing of this Agreement, and, except as otherwise provided in Section 12 hereof, shall terminate one year from such commencement date (the "Initial Term"), and shall include all additional periods, as extended. At the expiration date, and each year thereafter, this Agreement shall be renewed upon mutual

consent and agreed upon terms, of IFLB and Executive for an additional period to be negotiated by the parties.

5. **Compensation.**

A. **Base Compensation**. For all services rendered during the term of this Agreement by the Executive to IFLB, the Executive shall receive base compensation of $150,000 per annum, automatically increasing to $250,000 per annum as soon as IFLB's shareholder equity equals or exceeds $5,000,000 the (the "Base Compensation"). IFLB shall pay Executive the Base Compensation in twenty-four (24) equal Semi-Monthly payments commencing on the commencement date as provided in section 4 hereof, and paid every 15th and last day of the month.

B. **Bonus Payment**. Given that Executive is key to IFLB's continued financial success and growth of its business IFLB desires to reward and incentivize Executive through a discretionary bonus arrangement. Executive shall enjoy and receive an annual bonus determined by the Board of Directors of IFLB in its absolute and sole discretion.

C. **Additional Compensation to Executive**. In addition to the compensation stated above, Executive shall receive 4,000,000 stock options to purchsase IFLB common stock at a price of $.25 per share vesting in 12 equal quarterly increments over the next 3 years. The options shall expire 10 years from the date of grant.

6. **Duties and Restrictions.**

6.1 Position. During the term of this Agreement, the Executive shall serve as Chief Executive Officer of IFLB or in a mutually agreeable position of greater responsibility and status with IFLB, and shall devote time, attention, energy and skills to the faithful and diligent performance of his duties, including, without limitation, participating in the prosecution or defense of any litigation on behalf of IFLB, which may include traveling as reasonably requested by IFLB. Employee agrees to devote 100% of his business time, attention, skill, and efforts to the performance of his duties and responsibilities on behalf of IFLB. Nothing in this Agreement shall preclude Executive from devoting reasonable periods required for:

(a) serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of IFLB;

(b) serving as a consultant in his area of expertise (in areas other than in connection with the business of IFLB), to government, industrial, and academic panels where it does not conflict with the interests of IFLB; and

(c) managing his personal investments or engaging in any other noncompeting business;

provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement. "The Business of IFLB" for purposes of this paragraph and this Agreement shall mean work in the area of computer gaming.

6.2 Non-Disclosure. Executive agrees that he will not disclose any information which is treated by IFLB as confidential, including, but not limited to, information relating to the business of IFLB, any of IFLB's products, customers, affairs, trade secrets, developments, methods of distribution and any other information relating to IFLB which IFLB shall deem proprietary, to any person, firm, company, corporation, association, or any other entity provided that disclosure of confidential information may be made (i) to the extent that such information is generally available and known in the industry, through no action of Executive, or (ii) as required by law.

6.3 Return of Documents. Upon the expiration or termination of this Agreement, Executive shall not remove from IFLB, without written consent of IFLB, any manuals, records, drawings, blueprints, data, tables, calculations, letters, documents, or any copy or other reproduction thereof, or any other property or confidential information, of or pertaining to IFLB or any of its subsidiaries. All of the foregoing shall be returned to IFLB on or before the date of expiration or termination of employment.

6.4 No Actions In Conflict of IFLB's Interest. Executive recognizes that the services to be performed by him pursuant to this Agreement are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of IFLB's goodwill that Executive agree not to act in any way that would be detrimental to IFLB and constitute a conflict of interest. Therefore, during the term of this Agreement, Executive will not, directly or indirectly, except for the benefit of IFLB:

(i) solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of himself or third parties from parties who are or were customers of IFLB (including its present and future subsidiaries and affiliates) at any time during the term of this Agreement, any business similar to the business transacted by IFLB with such customer. This shall not preclude Executive from soliciting the services of a supplier or customer of IFLB in furtherance of a noncompeting business as allowed under Paragraph 6(a) hereof; or

(ii) accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of himself or third parties, business from any such customers of IFLB (including its present and future subsidiaries and affiliates), except as allowed in the last sentence of Paragraph 6.4 (i) above; or

(iii) solicit, or cause or authorize, directly or indirectly, to be solicited for employment for or on behalf of himself or third parties, any persons who was at any time during the term of this Agreement, employees of IFLB (including its present and future subsidiaries and affiliates); or

(iv) employ or cause or authorize, directly or indirectly, to be employed for or on behalf of himself or third parties, any such employees of IFLB (including its present and future subsidiaries and affiliates); or

(v) use the tradenames, trademarks, or trade dress of any of the products of IFLB (including its present and future subsidiaries and affiliates); or any substantially similar tradename, trademark or trade dress likely to cause, or having the effect of causing, confusion in the minds of manufacturers, customers, suppliers and retail outlets and the public generally.

6.5 Assignment of Inventions. If at any time during the term of this Agreement (either alone or with others) Executive makes, conceives, creates, discovers, invents or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret, or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection (each, an "Invention") that (i) relates to the Business of Company or any of its Affiliates or any customer of or supplier to Company or any of its Affiliates or any of the products or services being developed, manufactured or sold by IFLB or any of its Affiliates or which may be used in relation therewith; or (ii) results from tasks assigned to Executive by IFLB or any of its Affiliates; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by IFLB or any of its Affiliates, then all such Inventions and the benefits thereof are and shall immediately become the sole and absolute property of IFLB and its assigns, as works made for hire or otherwise. Executive hereby agrees that he shall promptly disclose to IFLB (or any persons designated by it) each such Invention. Executive hereby assigns all rights (including, but not limited to, rights to any inventions, patentable subject matter, copyrights and trademarks) he may have or may acquire in the Inventions and all benefits and/or rights resulting therefore to IFLB and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to IFLB. Notwithstanding anything contained in this Agreement or in this Paragraph, any Invention that does not relate to the area of telecommunications shall remain the exclusive property of Executive and IFLB shall have no claim to such Invention, and under no circumstances shall Executive have the duty or obligation to assign all rights (including, but not limited to, rights to any inventions, patentable subject matter, copyrights and trademarks) he may have or may acquire to such Inventions and all benefits and/or rights resulting therefore.

7. Facilities. The Executive shall be furnished with such facilities and services as are adequate and sufficient in the reasonable opinion of the Executive for the performance of his duties.

8. Employee Benefits. IFLB agrees to provide the Executive with the following benefits:

A. Vacation. The Executive shall be entitled each year to vacation time that totals 4 weeks, during which time his compensation shall be paid in full. Notwithstanding the foregoing, the Board of Directors in its discretion may grant additional paid vacation to the

Executive. All vacation time shall be taken at times and in duration convenient to IFLB. The vacation time provided herein shall not be cumulative and not carried forward to any subsequent year(s) by the Executive.

B. Holidays. Executive shall be entitled to the regular IFLB company holidays.

C. Employee Benefits. During the Term of this Agreement, IFLB shall provide the Executive with any other fringe benefits generally available to employees of IFLB. In addition, the Executive, and his family, shall enjoy full participation in all fringe benefits of IFLB, including, without limitation, the medical, health, hospitalization and dental insurance and other plan or arrangement affording the Executive and his family insurance coverage or expense or cost reimbursement of no lesser quality than the medical, health, hospitalization and dental insurance and other plan or arrangement coverage and benefits generally afforded to the Employees of IFLB.

9. **Development and Other Activity Expenses**. IFLB recognizes that the Executive will have to incur certain out-of-pocket expenses, including, but not limited to, travel expenses, relating to his services and IFLB's business, and IFLB agrees to promptly reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties to IFLB upon presentation of a receipt, voucher, copy of credit card statement or documentation indicating the amount and business purposes of any such expenses. These expenses include, but are not limited to, travel, meals, entertainment, etc.

10. **Sick Leave**. The Executive shall be entitled to ten (10) days sick leave during each calendar year, which amounts shall not be cumulative.

11. **Office and Support Staff**. During the term of this Agreement, Executive shall be entitled to an office of a size and with furnishings and other appointments, and to secretarial and other assistants, at least equal to those provided to other management level employees of IFLB.

12. **Termination.**

A. Grounds. This Agreement shall terminate in the event of the Executive's death. In the case of the Executive's Disability, IFLB may elect to terminate the Executive as a result of such Disability provided such Disability prevents the Executive from performing his duties as defined in Section 13.A. Finally, the Executive may terminate his employment with IFLB pursuant to a Voluntary Termination or a Voluntary Termination for Good Reason. For purposes of this Agreement, Disability, Voluntary Termination, and Voluntary Termination for Good Reason are defined in Section 13 of this Agreement.

B. Notice of Termination. Any termination by IFLB (other than upon death) shall be communicated by Notice of Termination to the Executive and vice versa. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and the specific ground for termination; (ii) sets forth in reasonable detail the facts and circumstances claimed to provided a

basis for such termination; and (iii) the date of termination in accordance with (c) below. The failure of the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

C. Date of Termination. "Date of Termination" means (i) if IFLB intends to treat the termination as a termination based upon the Executive's Disability, the Executive's employment with IFLB shall terminate effective on the twentieth day after receipt of Notice of Termination by IFLB; (ii) if the Executive's employment is terminated by reason of Death, the Date of Termination shall be the date of death of the Executive; (iii) if the Executive's employment is terminated by reason of Voluntary Termination, the Date of Termination shall be thirty (30) days from the date of the Notice of Termination. In addition, the Executive shall be deemed to have terminated his employment by Voluntary Termination if the Executive voluntary refuses to provide substantially all of the services described in Section 6 hereof for a period greater than four (4) consecutive weeks; In such event, the Date of Termination shall be the last day substantially all of the services described in Section 6 hereof were performed; (iv) if the Executive's employment is terminated by reason of Voluntary Termination for Good Reason, Executive shall provide the IFLB written notice of such grounds for termination and IFLB shall have a period of thirty (30) days to cure such cause to the reasonable satisfaction of Executive, unless the time to cure is shortened by another provision in this Agreement, provided such cause can be cured; failing which employment shall be deemed terminated at the end of the such 30 day period, or the shortened cure period stated in another provision of this Agreement.

13. **Definitions**. For the purposes of this Agreement, the following terms shall have the following definitions:

A. "Disability" means a complete physical or mental inability, confirmed by an independent licensed physician, to perform substantially all of the services described in Section 3 hereof that continues for a period of 60 consecutive days or 90 days during any six month period.

B. "Voluntary Termination" means the Executive's voluntary termination of his employment, other than a Voluntary Termination With Good Reason, hereunder for any reason. For purposes of this Section 13, voluntary refusal to perform services shall not include taking a vacation in accordance with Section 8.(A.) hereof, the Executive's failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of IFLB, or any other absence from service with written consent of the Board of Directors.

C. "Voluntary Termination for Good Reason" means the Executive's termination of his employment hereunder following an intentional breach by IFLB of any material provision of this Agreement if such breach continues for a period of thirty (30) days after the Board of Directors receive written notice of such breach. For purposes of this Agreement, such breaches include, but are not limited to, the following:

(i) IFLB's failure to timely pay the Executive's compensation as provided in Section 5 of this Agreement;

(ii) a material modification by IFLB of the Executive's duties, functions and responsibilities as in effect immediately before such modification without the Executive's written consent;

(iii) the failure of IFLB to permit the Executive to exercise such responsibilities as are consistent with the Executive's position and are of such a nature as are usually associated with such offices or positions of a company engaged in relatively the same business as IFLB.

(iv) a requirement by IFLB that the Executive relocate his employment more than fifty miles from Sarasota, Florida without the Executive's written consent;

(v) a reduction in Executive's Base Compensation; or

14. **Compensation Upon Termination – Obligations of IFLB Upon Termination**.

A. If the Executive shall suffer a death or a termination hereunder based upon Executive's Disability, as defined under Section 13, IFLB shall pay the Executive the following:

(i). the Executive's full Base Compensation up to the Date of Termination at the rate in effect on the Date of Termination;

(ii). only in the case of Voluntary Termination for Good Reason and notwithstanding anything to the contrary contained in the IFLB Stock Option Plan and the Vesting Schedule, the Executive shall have the right, in his sole and absolute discretion, to immediately, or at any time thereafter, exercise the stock options provided to Executive as additional compensation under Paragraph 5(c), and at the time Executive exercises such stock options, IFLB shall cause such stock options to immediately vest and be freely exercisable by Executive. In the event the Executive shall suffer a death or termination hereunder based on Executive's Disability, any stock option rights possessed by the Executive shall vest in accordance with the Vesting Schedule;

(iii). the product of the Annual Bonus paid to the Executive for the last full fiscal year and a number fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365;

(iv). any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by IFLB and any accrued vacation pay not yet paid by IFLB;

(v). any other amounts or benefits owing to, or accrued or vested for the account of, the Executive under the then-applicable employee benefit plans or policies of IFLB. All such accrued obligations shall be paid to the Executive (or in the event of Termination due to Death, to his estate) in a lump sum, in cash, within ninety (90) days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the benefits provided by IFLB under such plans, programs and policies relating to death benefits, if any, in accordance with the most favorable policies of IFLB.

B. If the Executive shall suffer a Voluntary Termination for Good Reason, as defined under Section 13, then IFLB shall pay the Executive (or, in the case of death, the Executive's estate), in addition to the items stated in Section 14(A)(i)-14(A)(v), cash compensation in a lump sum equal to one year's salary.

C. If the Executive shall suffer a Voluntary Termination, then the Executive shall not be entitled to any such compensation after the effective date of such Voluntary Termination (except compensation accrued but unpaid as of such effective date, including any vested or accrued options, shares or similar grants by or of IFLB).

15. **Change in Control**. In the event of a Change in Control, as defined below, the Executive or IFLB, shall have the option at any time within 60 days after the Change in Control occurs to terminate Executive's employment.

A. **Notice**. Written notice that a "Change in Control" has occurred must be delivered by IFLB within ten (10) days after such "Change in Control" occurs. Proper notice to effectuate a termination upon Change in Control shall be the date the Executive or IFLB receive written notice which (i) indicates that this Employment Agreement is being terminated on the basis of Change in Control, and, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

B. **Definitions – Change in Control**.

(i) "Acquiring Person" means that a Person, considered alone or together with all Control Affiliates and Associates of that Person, is or becomes directly or indirectly the beneficial owner of securities representing at least fifty-one (51) percent of IFLB's then outstanding securities entitled to vote generally in the election of the Board.

(ii) "Affiliate" means any "subsidiary" or "parent" corporation (within the meaning of Section 424 of the Code) of IFLB.

(iii) "Board" means the Board of Directors of IFLB.

(iv) "Control Affiliate" with respect to any Person, means an Affiliate as defined in Rule 12B-2 of the General Rules and Regulations under the Exchange Act, as amended as of January 1, 1990.

(v) "Exchange Act" means the Securities Exchange Act of 1934, as amended and as in effect from time to time.

(vi) "Person" means any human being, firm, corporation, partnership, or other entity. Person also includes any human being, firm, corporation, partnership, or other entity as defined in Section 13(d)(3) and 14 (d)(2) of the Exchange Act, as amended as of January 1, 1990. The term Person does not include IFLB or any related entity within the meaning of Code Section 1563(a), 414(b) or 414(c), and the term Person does not include any employee-benefit plan maintained by IFLB or by any Related Entity, and any Person or entity organized, appointed, or established by IFLB or by any subsidiary for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan, or such Person or entity is a Person

(vii) "Change in Control". For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

(a) In the event a Person is or becomes an Acquiring Person;

(b) In the event a Person enters into a agreement that would result in that Person becoming an Acquiring Person;

(c) In the event that IFLB enters into any agreement with Person that involves the transfer of at least fifty-one (51) percent of IFLB's total assets on a consolidated basis, as reported in IFLB's consolidated financial statements filed with the Securities and Exchange Commission, or, if IFLB is not required to file consolidated financial statements with the Securities and Exchange Commission, similar financial statements;

(d) In the event that IFLB enters into an agreement to merge or consolidate IFLB or to effect a statutory share exchange with another Person, where the Person and its subsidiaries

and affiliates own at least fifty-one (51) percent of the company, if IFLB is not intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange;

(e) In the event the individuals who, as of the date of this Agreement, are members of the Board, cease for any reason to constitute a majority of the members of the Board;

(f) A complete liquidation or dissolution of IFLB;

(g) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership as defined in the Exchange Act of more than the permitted amount of the then outstanding securities as a result of the acquisition of securities by IFLB which by reducing the number of securities then outstanding, increased the proportional number of shares Beneficially Owned by the subject Person(s) provided that if a Change in Control would occur as a result of the acquisition of securities by IFLB, and after such share acquisition by IFLB, the Person becomes the Beneficial Owner of any additional securities which increases the percentage of the then outstanding securities Beneficially Owned by the subject Person, then a Change in Control shall occur.

C. **Compensation Upon Termination Based Upon Change in Control – Payment of Excise Taxes**. If a termination occurs upon a Change in Control as defined above, then the Company shall pay the Executive those same amounts at the same time as indicated in Section 14(B). In addition, if the excise tax on "excess parachute payments," as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), will be imposed on the Executive under Code Section 4999 as a result of the Executive's receipt of the Termination Payment or any other payment (without regard to the "Additional Amount" described below) which the Executive receives or has the right to receive from IFLB or any of its affiliates (the "Change of Control Benefits"), IFLB shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes. To effect this indemnification, IFLB shall pay to Executive the "Additional Amount" described in this Section 15(C). The Additional Amount shall be the amount that is sufficient to indemnify and hold the Executive harmless from the application of Code Section 280G and 4999 of the Code, including the amount of (i) the excise tax that will be imposed on the Executive under Section 4999 of the Code with respect to the Change of Control Benefits; (ii) the additional (A) excise tax under Section 4999 of the Code, (B) hospital insurance tax under Section 3111(b) of the Code, and (C) federal, state and local income taxes for which the Executive is or will be liable on account of the

payment of the amount described in item (i); and (iii) the further excise, hospital insurance and income taxes for which the Executive is or will be liable on account of the payment of the amount descried in item (ii) and this item (iii) and any other indemnification payment under this Section 15(C). The Additional Amount shall be calculated and paid to the Executive at the time that the Termination Payment is paid to the Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change or Control occurs shall be used. Nothing in this Section 15(C) shall give the Executive the right to receive indemnification from IFLB or its affiliates for federal, state or local income taxes or hospital insurance taxes payable solely as a result of the Executive's receipt of (a) the Termination Payment or (b) any additional payment, benefit or compensation other than additional compensation in the form of the excise tax payment specified in item (i) above. As specified in items (ii) and (iii) above, all income, hospital insurance and additional excise taxes resulting from additional compensation in the form of the excise tax payment specified in item (i) above shall be paid to the Executive.

16. **Notices**. All notices required to be given under the Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, to the following addresses:

(A) If to the Executive, then to:

(B) If to IFLB, then to:

with a copy to:

IFLB

17. **Governing Law and Venue**. The Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue for any action or suit brought hereunder or in connection herewith, or relating hereto, shall lie with the Courts in and for the State of Florida.

18. **Waiver**. The waiver by either party hereto of any breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by either party hereto.

19. **Binding Effect and Assignment**. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement. The Executive's rights and obligations under this

Agreement shall inure to the benefit of and shall be binding upon the Executive's heirs, personal representatives and successors and assigns. The Agreement shall be binding upon IFLB's successors and/or assigns.

20. **Attorneys Fees.** In the event either party files any action or suit regarding any of the terms of this Agreement or in relation to, or involving, Executive's employment by IFLB, then the prevailing party shall be entitled to recover upon final judgment on the merits its or his reasonable attorney's fees and court costs (including, without limitation, appellate attorney's fees and court costs) incurred in bringing such action and all costs or expenses, including, without limitation, attorney's fees and court costs, incurred in collecting any judgment .

21. **Indemnification and Hold Harmless Provision**. IFLB hereby agrees to indemnify Executive, his heirs, successors, and assigns and hold Executive harmless from any and all liabilities, obligations, expenses, fees, and costs (including attorney's and professional fees) of every kind, nature, and description, which now exist or may exist now or hereafter with respect to Executive's activities, duties, or responsibilities as Chief Executive Officer of IFLB, or any subsequent position, or in relation to any of IFLB's subsidiaries, affiliates, or related entities. Such indemnification and hold harmless benefits shall be payable by IFLB whenever incurred by Executive so long as such costs or expenses relate to or arise from such activities, duties, and responsibilities of Executive and shall not be in any way be dependent upon Executive's employment with IFLB.

In the event Executive is made a party to a lawsuit or is involved in a legal proceeding in any manner (including by subpoena or as a witness), which relates directly or indirectly to IFLB or the Executive's performance of his duties under this Agreement, in which Executive in his sole discretion believes that it is in his best interest to retain independent legal and other professional counsel, IFLB shall be obligated to pay all professional fees, costs, and expenses so incurred within 30 days of a notice provided by Executive advising of his selection of counsel.

22. **Entire Understanding; Amendment**. The Agreement contains the entire understanding of the parties relating to the employment of the Executive by IFLB and supersedes any and all previous agreements among the parties. It may not be changed orally but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

****

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

Executive:

Timothy M. Roberts

Infinium Labs, Inc.

By: Timothy M. Roberts
Title: Chief Executive Officer